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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2021

AmeraMex International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-56054	88-0501944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3930 Esplanade

Chico, CA 95973

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (530) 895-8955

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 21, 2021, AmeraMex International, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with Geneva Roth Remark Holdings, Inc. (“Geneva”), whereby Geneva purchased from the Company 103,500 shares of Series A Preferred Stock of the Company (the “Series A Preferred Stock”) for a purchase price of $103,500 (the “Purchase Price”).

Although the Purchase Agreement is dated January 21, 2021, payment of the Purchase Price was subject to the satisfaction of customary closing conditions, and was paid by Geneva to the Company on January 29, 2021, and the transaction closed on that date. After payment of transaction-related expenses, net proceeds to the Company from the sale and issuance of the Series A Preferred Stock will total $100,000. The Company intends to use the proceeds from the Purchase Agreement for general working capital purposes.

The Purchase Agreement contains certain representations, warranties, covenants, and events of default.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference. The issuance of the securities set forth herein was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering. The Company’s reliance upon Section 4(a)(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by the Company which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the individual entity and the Company; and (f) the recipient of the securities is an accredited investor.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures under Items 1.01 and 3.02 of this Current Report on Form 8-K are incorporated into this Item 5.03 by reference.

On January 26, 2021, the Company filed a Certificate of Designation with the Secretary of State of the State of Nevada (the “Certificate of Designation”), which established 1,000,000 shares of the Series A Preferred Stock, par value $0.001 per share, having such designations, rights and preferences as set forth in the Certificate of Designation, as determined by the Company’s Board of Directors in its sole discretion, in accordance with the Company’s Certificate of Incorporation and Bylaws. The Certificate of Designation became effective with the State of Nevada upon filing.

The shares of Series A Preferred Stock have a stated value of $1.00 per share, are convertible into Common Stock at a price per share equal to 70% of the lowest closing bid price of the Common Stock during the ten Trading Day (as defined in the Certificate of Designation) period ending on the last complete Trading Day prior to the Conversion Date (as defined in the Certificate of Designation) (the “Conversion Price”) and earn dividends at the rate of 10% per annum. Upon an Event of Default (as defined in the Certificate of Designation), the Series A Preferred Stock earns dividends at the rate of 22% per annum.

The shares of Series A Preferred Stock do not have voting rights, and rank: (a) senior with respect to dividend rights and rights of liquidation with the Common Stock; and (b) junior with respect to dividends and rights of liquidation to all existing and future indebtedness of the Company and existing and outstanding preferred stock of the Company.

The Company may redeem the Series A Preferred Stock in accordance with the terms of the Certificate of Designation prior to the 180th day following the date of issuance of the Series A Preferred Stock, and the Company will be required to redeem the Series A Preferred Stock 24 months following the date of issuance.

The Company covenants that during the period that a conversion right exists, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of the Series A Preferred Stock issued.

The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, a copy of which is filed as Exhibit 3.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
3.1	Series A Preferred Stock Certificate of Designation
10.1	Securities Purchase Agreement by and between the Company and Geneva Roth Remark Holdings, Inc., dated January 21, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeraMex International, Inc.

Date: January 27, 2021	By:	/s/ Hope Stone
Hope Stone Chief Financial Officer